Exhibit 99.1

BIMINI CAPITAL MANAGEMENT, INC. ADOPTS STOCKHOLDER RIGHTS PLAN STRUCTURED TO PRESERVE USE OF NET OPERATING LOSSES

VERO BEACH, Fla., December 21, 2015 – (GLOBE NEWSWIRE) – Bimini Capital Management, Inc. (OTCMKTS: BMNM) (“Bimini Capital”, or the “Company”) today announced its Board of Directors (“Board”) has adopted a stockholder rights plan (the “Rights Plan”). The Rights Plan is designed to preserve stockholder value and the value of certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code of 1986, as amended.

Due to the growth of its investment advisory business during 2015, in December 2015 the Board conducted an evaluation of the Company’s assets and business to determine whether the Company qualified to be taxed as a REIT for federal income tax purposes. As part of this evaluation, the Company engaged ValueScope, Inc. to provide the Board with a valuation of Bimini Advisors, Inc. (“Advisors”), which conducts the Company’s investment advisory business. Advisors is one of the Company’s taxable REIT subsidiaries (“TRSs”). Based on this evaluation, the Board concluded that the valuation of Advisors relative to the Company’s total assets exceeded 25% as of September 30, 2015, with the value of Advisors likely to increase in the future. To satisfy the REIT requirements, the value of the securities of the Company’s TRSs relative to the Company’s total assets cannot exceed 25% at the end of any calendar quarter. As a result, the Company did not satisfy this REIT test as of September 30, 2015, although certain saving clauses may be applicable.

As of December 31, 2014, the Company had approximately $17 million of NOLs, and the Company’s wholly owned subsidiary, MortCo TRS, LLC (“MortCo”), had approximately $263 million of NOLs. These NOLs can, subject to the discussion below regarding an “ownership change,” be used by the Company and MortCo to reduce their federal income tax liabilities. By filing a consolidated federal income tax return and completing certain internal restructurings, these NOLs can also be used to offset income from Advisors. Because Advisors is a C-corporation, if the Company was a REIT for 2015 it would have been responsible for federal income taxes and would have paid additional taxes in the future if the income of Advisors’ investment advisory business continues to grow. Because the Company no longer satisfies the REIT test described above and to reduce the amount of taxes to be paid by Advisors and the Company, the Company completed certain internal restructurings in order to maximize its ability to take advantage of the NOLs. As a result, the Company does not anticipate that it or its subsidiaries, including Advisors, will incur a significant federal income tax liability for the foreseeable future.

The Company’s ability to use its and its subsidiaries’ NOLs would be limited if there was an “ownership change” under Section 382 of the Internal Revenue Code. This would occur if stockholders owning (or deemed under Section 382 to own) 5% or more of the

Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50 percentage points over a defined period of time. The Rights Plan was adopted to reduce the likelihood of an “ownership change” occurring as defined by Section 382.

Under the Rights Plan, one right will be distributed for each share of Class A Common Stock, Class B Common Stock and Class C Common Stock of the Company outstanding as of the close of business on December 21, 2015. Effective December 21, 2015, if any person or group (subject to certain exceptions) acquires 4.9% or more of the outstanding shares of the Company’s Class A Common Stock without the approval of the Board of Directors, there would be a triggering event that could cause significant dilution in the voting power and economic interests of such person or group. However, stockholders who own 4.9% or more of the outstanding shares of Class A Common Stock at the close of business on December 21, 2015, will trigger a dilutive event only if they acquire additional shares. The Rights Plan may be terminated by the Board at any time, prior to the Rights being triggered.

The Rights Plan will continue in effect until December 21, 2025, unless it is terminated or redeemed earlier by the Board of Directors or the Board of Directors determines that no applicable tax benefits may be carried forward. The Company plans to submit the continuation of the Rights Plan to a stockholder vote, and the failure to obtain this approval will result in automatic termination on June 30, 2016 if stockholder approval of the Rights Plan has not been obtained.

Stockholders of record as of December 21, 2015 will be mailed a summary of the Rights Plan.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including but not limited to the Rights Plan and the NOLs. The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.’s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These factors include, but are not limited to: the Company’s ability to obtain stockholder approval of the Rights Plan; the inability of the Rights Plan to dissuade an investor from effecting an “ownership change” by either increasing or reducing their ownership of shares of the Company’s common stock; the potential loss of the Company’s NOLs notwithstanding the implementation of the Rights Plan; the potential negative impact the Rights Plan could have on takeover efforts that would otherwise be beneficial to stockholders; the Company’s ability to forecast its tax attributes, which are based upon various facts and assumptions; the Company’s ability to protect and use its NOLs to offset taxable income; the Company’s ability to generate taxable income in the future; the Company’s ability to effectively implement the Rights Plan; and determinations made by the Board of Directors in connection therewith. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

www.biminicapital.com